EXHIBIT 99.1

          AVIATION SALES CO. ANOUNCES MERGER WITH CARIBE AVIATION INC.

MIAMI--(BUSINESS WIRE)--Feb. 17, 1998--Aviation Sales Co. (NYSE-AVS-NEWS) announced today that it has entered into a definitive merger agreement to acquire Miami based Caribe Aviation Inc. and its wholly owned subsidiary Aircraft Interior Design, Inc.

Caribe Aviation and Aircraft Interior Design had combined fiscal 1997 revenues of approximately $27 million. The purchase price to be paid in this acquisition is approximately $25 million, payable in a combination of cash, stock, and the assumption of debt. The merger is expected to be slightly accretive to Aviation Sales earnings in fiscal 1998. Consummation of the merger is subject to certain conditions, including the receipt of governmental approvals.

Caribe Aviation, Inc. is a FAA licensed repair station serving commercial airlines worldwide specializing in the maintenance, repair and overhaul of hydraulic, pneumatic, electrical and electro-mechanical aircraft components as well as avionics and instruments on Airbus and Boeing Aircraft.

Aircraft Interior Design, Inc. manufactures plastic cabin interior replacement parts under FAA-PMA approval and refurbishes aircraft interior components including passenger and crew seats.

Dale S. Baker, Chairman/CEO commented: "This acquisition continues our drive to broaden our overhaul and repair capabilities and further enhances AVS' ability to provide Total Inventory Solution for our airline customers. We are pleased to note that Ben Quevedo, Caribe Aviation's president, will continue on in his current capacity."

Aviation Sales is a recognized worldwide leader in the aircraft spare parts market, manufacturing, selling and repairing parts for Boeing, McDonnell Douglas, Lockheed and Airbus aircraft, and Pratt & Whitney, General Electric and Rolls Royce jet engines. Offering inventory management services, including purchasing services, repair and repair management, warehouse management, aircraft disassembly services and consignment and leasing of aircraft spare parts, Aviation Sales is a leader in Total Inventory Solutions designed to meet the diverse needs of its customers. Aviation Sales Co. also manufactures certain aircraft parts for sale to original equipment manufacturers, including precision engine parts, and provides certain aircraft repair services at its FAA licensed repair facility.

This press release contains forward-looking statements, which involve risks and uncertainties. Aviation Sales' actual results could differ materially from the results anticipated herein. For further information, please see Aviation Sales' Annual Report on Form 10-K, as amended, for the 1996 fiscal year.